EXHIBIT 24
Capella Education Company
Power of Attorney

The undersigned director and/or officer of Capella Education Company, a Minnesota corporation (“Company”), does hereby make, constitute and appoint J. Kevin Gilligan, Steven L. Polacek and Gregory W. Thom, and any of them, the undersigned’s attorney-in-fact, with full power of substitution, for the undersigned in any and all capacities to sign and affix the undersigned’s name as such director and/or officer of said Company to (i) a Registration Statement or Registration Statements, on Form S-8 or other applicable form, and all amendments, including post-effective amendments, thereto regarding the Capella Education Company 2014 Equity Incentive Plan (the “2014 Plan”) and (ii) one or more post-effective amendments to the Registration Statement on Form S-8 regarding the Capella Education Company 2005 Stock Incentive Plan (the “2005 Plan”), each to be filed by said Company with the Securities and Exchange Commission, Washington, D.C., in connection with the registration under the Securities Act of 1933, as amended, of shares of stock of the Company for issuance under the 2014 Plan (including shares remaining available for issuance under the 2005 Plan that are being carried over to the 2014 Plan) and to file the same, with all exhibits thereto and other supporting documents, with said Commission, granting unto the attorney-in-fact, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted.

IN WITNESS WHEREOF, the undersigned has hereunto set the undersigned’s hand this 6th day of May, 2014.

/s/ J. Kevin Gilligan	/s/ Stephen G. Shank
J. Kevin Gilligan	Stephen G. Shank

/s/ Steven L. Polacek	/s/ David W. Smith
Steven L. Polacek	David W. Smith

/s/ Michael A. Linton	/s/ Jeffrey W. Taylor
Michael A. Linton	Jeffrey W. Taylor

/s/ Michael L. Lomax	/s/ Darrell R. Tukua
Michael L. Lomax	Darrell R. Tukua

/s/ Jody G. Miller
Jody G. Miller